                                                                EXHIBIT 10.16(a)


--------------------------------------------------------------------------------



                             TAX INDEMNITY AGREEMENT

                           Dated as of August 24, 2000

                                     between

                         PSEG CONEMAUGH GENERATION, LLC,

                              as Owner Participant,

                                       and

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC,

                               as Facility Lessee

                              UNDIVIDED INTEREST IN

                               CONEMAUGH FACILITY



--------------------------------------------------------------------------------

                       Conemaugh Tax Indemnity Agreement

                               TABLE OF CONTENTS

SECTION 1       DEFINITIONS ......................................................   2

SECTION 2       TAX ASSUMPTIONS ..................................................   8

SECTION 3       RECORDS AND STATEMENTS ...........................................  12

SECTION 4       THE FACILITY LESSEE'S TAX REPRESENTATIONS ........................  12

SECTION 5       INDEMNIFICATION OF CERTAIN INCOME TAX CONSEQUENCES ...............  14

            Section 5.1  Indemnification for Deduction Losses ....................  14
            Section 5.2  Indemnification for Inclusion Losses ....................  15
            Section 5.3  Notice of Indemnified Tax Loss ..........................  17
            Section 5.4  Computation of Tax Loss and Tax Indemnity ...............  17
            Section 5.5  Method of Payment .......................................  18
            Section 5.6  Time of Payment .........................................  19
            Section 5.7  Tax Savings .............................................  19
            Section 5.8  Verification of Computations ............................  20

SECTION 6       EXCLUDED EVENTS ..................................................  21

SECTION 7       CONTESTS .........................................................  25

SECTION 8       CERTAIN ADJUSTMENTS ..............................................  28

SECTION 9       MISCELLANEOUS ....................................................  29

            Section 9.1  Survival ................................................  29
            Section 9.2  Late Payments ...........................................  29
            Section 9.3  Notices .................................................  29
            Section 9.4  Assignment by the Parties ...............................  29
            Section 9.5  Set Off, Counterclaim, Etc. .............................  29
            Section 9.6  Method of Payment .......................................  30
            Section 9.7  Severability ............................................  30
            Section 9.8  Governing Law ...........................................  30
            Section 9.9  Counterparts ............................................  30
            Section 9.10 Confidentiality .........................................  30
            Section 9.11 Non-Parties .............................................  31


                        Conemaugh Tax Indemnity Agreement

                             TAX INDEMNITY AGREEMENT

         This TAX INDEMNITY AGREEMENT, dated as of August 24, 2000 (as amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof), between PSEG CONEMAUGH GENERATION, LLC and RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC.

                                   WITNESSETH:

         WHEREAS, the Facility Lessee and the Owner Participant have undertaken certain obligations described in the Participation Agreement among said parties and the other parties thereto dated as of August 24, 2000 (the "Participation Agreement");

         WHEREAS, the Facility Lessee has leased the Facility Interest pursuant to the Facility Lease from the Owner Lessor;

         WHEREAS, the Owner Lessor has leased the Facility Site pursuant to the Site Lease and Sublease from the Facility Lessee and subleased the Facility Site to the Facility Lessee;

         WHEREAS, the parties hereto intend to set forth their agreement with respect to the circumstances under which the Facility Lessee shall be required to indemnify the Owner Participant against certain adverse tax consequences referred to below.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


                        Conemaugh Tax Indemnity Agreement

SECTION 1 DEFINITIONS

         The capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth and incorporated by reference, and shall be construed and interpreted as specified in Appendix A to the Participation Agreement.

         For all purposes hereof the following expressions shall, unless the context otherwise requires, and whether used in the singular or plural, have the following respective meanings:

"15-Year MACRS Deductions"           the meaning specified in Section 2(a)(iii).

"20-Year MACRS Deductions"           the meaning specified in Section 2(a)(iv).

"39-Year MACRS Deductions"           the meaning specified in Section 2(a)(v).

"Agreement"                          this Tax Indemnity Agreement.

"Assumed Deductions"                 the meaning specified in Section 2(f).

"Assumed Tax Rate"                   the meaning specified in Section 2(f).

"Deduction Loss"                     the meaning specified in Section 5.1.

"Depreciation Deductions"            the meaning specified in Section 2(a).

"Facility Lessee"                    Reliant Energy Mid-Atlantic Power Holdings
                                     LLC, a Delaware limited liability company, its successors and permitted assigns.

"Facility Lessee Actions"            the meaning specified in Section 5.2(f).

"Facility Lessee Person"             the meaning specified in Section 4(d).

"Facility Lessee Tax
  Representation"                    the representations, warranties and
                                     covenants set forth in Section 4.



                       Conemaugh Tax Indemnity Agreement

"Final Determination"      (i)      a decision, judgment, decree or other order
                                    by any court of competent jurisdiction,
                                    which decision, judgment, decree or other order has become final after all appeals allowable by law and hereunder by either party to the action have been exhausted or the time for filing such appeals has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in a net operating loss carryforward or a business credit carryforward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., where all administrative appeals have been exhausted by all parties thereto),

                           (ii)     a closing agreement entered into under
                                    section 7121 of the Code or any other
                                    settlement agreement entered into in
                                    connection with an administrative or
                                    judicial proceeding,

                           (iii) the expiration of the time for instituting a suit with respect to a claimed deficiency, or

                           (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

"Inclusion Losses"                  the meaning specified in Section 5.2.

"Indemnified Tax Loss"              a Tax Loss for which the Facility Lessee is
                                    obligated to reimburse the Owner Participant pursuant to Section 5.1 or Section 5.2.



                        Conemaugh Tax Indemnity Agreement

"Interest Deductions"                the meaning specified in Section 2(c).

"Lessor Group Member"                the meaning specified in Section 6(a).

"Lump Sum Method"                    A method pursuant to which the Facility
                                     Lessee shall pay to the Owner Participant a lump sum (computed as provided in Section
                                     5.4 hereof) equal to the present value
                                     (discounted at a rate to preserve the Owner
                                     Participant's Expected Return) of all
                                     additional federal income taxes currently payable and anticipated to be payable in future years by the Owner Participant as a result of such Indemnified Tax Loss, less
                                     (but not below zero) the present value
                                     (discounted at a rate to preserve the Owner
                                     Participant's Expected Return) of all
                                     anticipated future tax savings that the
                                     Owner Participant would not realize but for such Indemnified Tax Loss or other event giving rise thereto (for purposes of this calculation, additional federal income taxes anticipated to be payable or reduced will be computed in accordance with Section
                                     5.4 and on the basis that then-existing
                                     laws will prevail in such subsequent
                                     years).

"MACRS" the Modified Accelerated Cost Recovery System described in Section 168(b) and 168(c) of the Code.

"Owner Participant"                  PSEG Conemaugh Generation, LLC, a Delaware
                                     limited liability company, its successors and permitted assigns. As defined herein, the term "Owner Participant" shall include any affiliated group of corporations (and any member thereof) of which the Owner
                                     Participant is or shall become a member, if consolidated, unitary or combined returns are or shall be filed



                       Conemaugh Tax Indemnity Agreement
                                     for such affiliated group for U.S. federal, state or local income tax purposes.

"Permitted Act"                      the execution or delivery of the Operative
                                     Documents, any act or failure to act taken at the express written request of the Owner
                                     Participant or the Owner Lessor acting at the direction of the Owner Participant
                                     (other than during the continuance of a
                                     Lease Event of Default), any act or failure to act expressly required by the Operative
                                     Documents, and any act or failure to act expressly permitted by the Operative
                                     Documents other than:

                            (i) the making of improvements or modifications to the Facility;

                            (ii)     any substitution or replacement of the
                                     Facility;

                            (iii) the assignment, transfer, relinquishment of possession or subleasing of the Lessee's interest in the Facility Interest or the Lease;

                            (iv) the removal of the Lessor Manager at the request of the Lessee;

                            (v) any voluntary or involuntary case or proceeding seeking relief of debts of any Facility Lessee Person other than as a result of a breach of any representation, warranty, covenant or other obligation of the Owner Lessor (but only to the extent acting at the express written direction of the Owner Participant) or Owner Participant under the Operative Documents;

                            (vi) any Supplemental Financing or adjustments to Periodic Lease Rent, Renewal Lease Rent, Termination Value or Adjustment Items;



                        Conemaugh Tax Indemnity Agreement

                            (vii)    any Exchange;

                            (viii)   a merger, consolidation or sale of
                                     substantially all the assets of the
                                     Facility Lessee or any Subsidiary
                                     Guarantor;

                            (ix)     the rebuilding or replacement of the
                                     Facility; or

                            (x)      any decommissioning of the Facility;

                            provided, however, that an act shall not be considered to be expressly permitted merely because such act is not prohibited; and provided further, that the execution and delivery of documents pursuant to transactions with Other Facility Owners shall also constitute a Permitted Act.

"Section 467 Interest
  Deductions"               the meaning specified in Section 2(d).

"Reasonable Basis"          has the meaning assigned to such term in Section
                            6662(d)(2)(B)(ii)(II) of the Code (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

"Statement"                 the meaning specified in Section 5.3.

"Substantial Authority"     shall mean substantial authority within the meaning
                            of Section 6662(d)(2)(B)(i) of the Code and the Treasury Regulations promulgated thereunder.

"Tax Indemnity Agreement"   this Tax Indemnity Agreement.

"Tax Assumptions"           the meaning specified in the introductory paragraph
                            of Section 2.



                       Conemaugh Tax Indemnity Agreement

"Tax Law Change"            modifications to, or enactment, promulgation,
                            release or adoption of any changes in, (i) the Code
                            (including those arising from technical corrections legislation), (ii) any treaties, (iii) any Treasury
                            Regulations, Revenue Rulings, Revenue Procedures or other administrative pronouncements, or executive order, or any judicial decision, which occur after the Closing Date.

"Tax Loss"                  the meaning specified in Section 5.2.

"Transaction Cost
  Deductions"               the meaning specified in Section 2(b).

SECTION 2 TAX ASSUMPTIONS

         The Owner Participant and the Facility Lessee acknowledge that the Periodic Lease Rent and Termination Values under the Facility Lease and the Owner Participant's Expected Return have been calculated based upon the following income tax assumptions (the "Tax Assumptions") for United States federal income tax purposes:

         (a)      on the Closing Date:

                  (i) the percentage of the Purchase Price indicated on Appendix A of this Agreement will be attributable to property at the Facility that constitutes 15-year property under Section 168(e) of the Code and be entitled to 15-year, 150 percent declining balance method (switching to the straight-line method when most favorable) depreciation deductions, utilizing the half-year convention and a zero salvage value, under the MACRS (the "15-Year MACRS Deductions");

                  (ii) the percentage of the Purchase Price indicated on Appendix A of this Agreement will be attributable to property at the Facility that constitutes 20-year property under Section 168(e) of the Code and be entitled



                           Conemaugh Tax Indemnity Agreement
                           to 20-year, 150 percent declining balance method (switching to the straight-line method when most favorable) depreciation deductions, utilizing the half-year convention and a zero salvage value, under the MACRS (the "20-Year MACRS Deductions"); and

                  (iii) the percentage of the Purchase Price indicated on Appendix A of this Agreement will be attributable to property at the Facility that constitutes non-residential real property under Section 168(e) of the Code and be entitled to 39 year straight line method of depreciation using a mid-month convention and zero salvage value, under the MACRS (the "39-Year MACRS Deductions").

        The 15-Year MACRS Deductions, 20-Year MACRS Deductions and 39-Year MACRS Deductions are referred to collectively as the "Depreciation Deductions."

         (b) Transaction Costs will be amortizable under the Code on a straight-line basis over the Basic Lease Term (the "Transaction Cost Deductions").

         (c) The Loans will constitute loans made to the Owner Lessor, and all interest accrued with respect to advances thereunder will be deductible, as accrued in accordance with their terms pursuant to section 163 of the Code (the "Interest Deductions").

         (d) The Owner Participant will be entitled to current deductions of amounts paid as "Section 467 Interest" with respect to any "Section 467 Loan" to the Owner Participant pursuant to the terms of the Facility Lease as required by
Section 467 of the Code and the Treasury Regulations thereunder (the "Section 467 Interest Deductions").

         (e) As a result of entering into the transactions contemplated by the Operative Documents, the Owner Participant will not be required to include any amount in gross income prior to termination of the Facility Lease other than:
(i) payments of Periodic Lease Rent (and, if the Facility Lease is renewed, Renewal Lease Rent) in the amounts and at the times such amounts are accrued pursuant to the



                        Conemaugh Tax Indemnity Agreement
terms of the Facility Lease; (ii) gain upon the receipt of Termination Value (or other amounts based on Termination Value) in the amount and at the time such payment is required to be made; (iii) gain upon sale of all or any portion of the Facility Interest or of all or any portion of the Owner Participant's interest in the Owner Lessor if such sale shall not occur during the continuance of a Lease Event of Default or, if the sale shall occur during the continuance of a Lease Event of Default, if(A) in the case of a sale of the Facility Interest, the sales price for the Facility Interest shall be equal to or in excess of the Termination Value (or a pro rata portion thereof in the case of a partial sale) or (B) in the case of a sale of the Owner Lessor, the sales price for the Owner Lessor shall be equal to or in excess (or a pro rata portion thereof in the case of a partial sale) of the excess of Termination Value over the then-outstanding amount of the Loans; (iv) payments made on an After-Tax Basis to the Owner Participant or the Owner Lessor; (v) amounts identified as interest under the Operative Documents; (vi) any other amount to the extent such item of income results in an equal and offsetting deduction of the same character in the same taxable year as the inclusion other than the Depreciation Deductions, Interest Deductions and Transaction Cost Deductions; and (vii) amounts accrued as "section 467 interest" with respect to "section 467 fixed rent" accrued but not yet paid pursuant to the terms of the Facility Lease as required by Section 467 of the Code and the Regulations thereunder.

         (f) The marginal federal, state and local income tax rate applicable to the Owner Participant will be as set forth in Appendix A to this Agreement (the "Assumed Tax Rate"), and the Owner Participant will always have sufficient taxable income for federal, state and local income tax purposes to utilize fully the income tax benefit of the Depreciation Deductions, Transaction Cost Deductions, Interest Deductions and the Section 467 Interest Deductions (collectively, the "Assumed Deductions").

         (g) The Facility Lease will be a "true lease" for federal income tax purposes, under which the Owner Participant shall be treated as owner and lessor, and the Facility Lessee shall be treated as lessee of the Facility Interest for such purposes.

         (h) The Owner Participant will compute its federal taxable income on a calendar-year basis using the accrual method of accounting.

         (i) The Facility Interest will be treated as placed in service by the Owner Participant on the Closing Date.



                        Conemaugh Tax Indemnity Agreement

         (j) The Facility Lease will not be a "disqualified leaseback or long-term agreement" within the meaning of Section 467(b)(4) of the Code, and the Owner Participant will not be subject to application of Section 467(b)(2) of the Code with respect to the Periodic Lease Rent under the Facility Lease.

         (k) The Owner Lessor, created for the benefit of the Owner Participant, will be treated as a disregarded entity or pass-through entity for federal, state and local tax purposes, and the Owner Participant, as owner of the Owner Lessor, will be entitled and required to take into account, in computing the Owner Participant's federal, state and local taxable income, all items of income, gain, loss, deduction and credit with respect to the Facility Interest.

         (1) Periodic Lease Rent, Renewal Lease Rent and all other gains, losses, income, deductions and credits under the Facility Lease or the transactions contemplated by the Operative Documents will be treated as U.S. source items pursuant to Sections 861-865 of the Code.

         (m) For state and local income tax purposes, the Owner Participant will be entitled to depreciation, interest and amortization deductions at the same times and in the same amounts as the Owner Participant is allowed the Depreciation Deductions, the interest Deductions and the Transaction Cost Deductions.

         (n) The Owner Participant will be required to include in its gross income for state and local income tax purposes for any taxable year during the Lease Term, with respect to the Facility Interest, amounts equal to such amounts as are required to be included in its gross income for federal income tax purposes.

         (o) The Facility Interest will be treated as an undivided ownership interest in the Facility for federal income tax purposes.

         (p) Except as set forth in Sections 4(d) or 5.4, the Owner Participant and, to the extent required to file, the Facility Lessee and any Affiliate thereof, will each file federal and state income tax returns in a manner consistent with the Tax Assumptions.

         If the Owner Participant shall suffer an Indemnified Tax Loss and shall have been (or is being) indemnified by the Facility Lessee for such Indemnified



                        Conemaugh Tax Indemnity Agreement

Tax Loss pursuant to the terms of this Agreement, then the Tax Assumptions set forth above, without further act of the parties hereto, shall thereupon be and be deemed to be amended, if and to the extent appropriate at the time of such Indemnified Tax Loss, to reflect such Indemnified Tax Loss.

         No private letter ruling will be sought from the IRS with respect to the availability of any of the Assumed Deductions nor will the Facility Lessee be required, except as may be otherwise expressly provided in any Operative Document, to provide an opinion of counsel with respect to the availability of any of the Assumed Deductions.

SECTION 3  RECORDS AND STATEMENTS

         The Facility Lessee shall maintain such information or records relating to the Facility Interest as are regularly maintained by the Facility Lessee or as may be required by law to be maintained by the Facility Lessee, and shall provide or cause to be provided such information as the Owner Participant may reasonably request, at the Facility Lessee's cost and expense, in order to enable the Owner Participant to fulfill its tax filing, tax audit, and tax litigation obligations, including but not limited to any federal, state and local income tax filing obligations.

SECTION 4  THE FACILITY LESSEE'S TAX REPRESENTATIONS

         As of the Closing Date, the Facility Lessee represents and warrants the following to the Owner Participant with respect to the Tax Assumptions relating to the Lease of the Facility Interest (the "Tax Representations"):

         (a) During the Basic Lease Term, no portion of the Facility Interest is, or will become, tax-exempt use property within the meaning of Section 168(h)(l) of the Code, tax-exempt bond financed property within the meaning of
Section 168(g)(5) of the Code or "public utility property" within the meaning of
Section 168(i)(l0) of the Code, assuming that the Facility Interest is not treated as such as a result of the status (including its character for federal income tax purposes) or acts of the Owner Participant or the Owner Lessor unrelated to the transactions contemplated by the Operative Documents (it being understood that this is not a representation as to the "true lease" status of the Facility Lease nor as to the pass-through nature of the Owner Lessor);



                        Conemaugh Tax Indemnity Agreement

         (b) (i) All written, factual information identified in Exhibit I hereto which was provided by or on behalf of the Facility Lessee or any of its Affiliates to Appraiser in connection with the Closing Appraisal, was, to the best of such person's knowledge, accurate at the time given and did not omit information available to such person which, in light of the circumstances in which the supplied information was provided, rendered the supplied information materially misleading (provided, however, that the Facility Lessee's failure to provide information with respect to forecasts, projections or estimations of the future life, performance, costs, revenues or other future items relating to the Facility Interest shall not be treated as a breach of this representation), and
(ii) all projections and other "forward looking" information identified in
Exhibit I hereto were prepared in good faith and, to the Actual Knowledge of the Facility Lessee or any of its Affiliates, are based on reasonable assumptions;

         (c) On the Closing Date, no Improvements will be required in order to render the Facility Interest complete for its intended use by the Facility Lessee, other than ancillary items of removable equipment of a kind customarily selected and furnished by lessees of property substantially similar to the Facility;

         (d) Neither the Facility Lessee, nor any sublessee or other user or person in possession of the Facility or any portion thereof, nor any Affiliate of any of the foregoing, but excluding in all events the Owner Lessor and the Owner Participant and any Affiliate of the Owner Lessor or the Owner Participant (each a "Facility Lessee Person") has taken, or will take, any position in any filing by it for federal, state or local income tax purposes that is inconsistent with the Tax Assumptions and the Facility Lessee and its Affiliates will allocate its purchase price for the Facility Interest consistently with such Tax Assumptions, in each case unless (1) there is not a reasonable basis (within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code (or such other level of confidence required by the Code at the time to avoid the imposition of penalties)) ("Reasonable Basis") to take a position that is consistent with the Tax Assumptions, (2) required otherwise by Applicable Law or (3) consistent with a contrary Final Determination binding on such Owner Participant or the Facility Lessee with respect to such position;

         (e) The Facility Interest was placed in service for federal income tax purposes no later than the Closing Date;



                              Conemaugh Tax Indemnity Agreement

         (f) On the Closing Date, the percentages of the Owner Participant's basis in the Facility Interest indicated on Appendix A of this Agreement will be attributable to 15-year property pursuant to Section 1 68(e)(l) of the Code; 20-year property pursuant to Section 168(e)(l) of the Code, and the percentage indicated on Appendix A will be attributable to nonresidential real property pursuant to Section 168(e)(2)(B) of the Code, assuming, in each instance, that, for federal income tax purposes, the Facility Lease is a "true lease" and that the Owner Lessor is properly treated as a disregarded entity for foreign, federal, state or local tax purposes (it being understood that this is not a representation as to the "true lease" status of the Facility Lease, the pass-through nature of the Owner Lessor or the aggregate dollar amounts includible in the Owner Participant's aggregate depreciable basis in the Facility Interest); and

         (g) No Facility Lessee Person will acquire or guarantee (directly or indirectly) any interest in the Lease Debt, the Loans, the Lessor Notes or the Pass Through Certificates, provided that the exercise of rights or performance of obligations in accordance with or as contemplated by the Lessee and the Owner Participant under the Operative Documents shall not be deemed to violate this provision.

         The inaccuracy of any Facility Lessee Tax Representation shall not give rise to a Lease Event of Default except if such inaccuracy gives rise to an obligation to make an indemnity payment and such payment is not made.

SECTION 5  INDEMNIFICATION OF CERTAIN INCOME TAX CONSEQUENCES

         Section 5.1 Indemnification for Deduction Losses. The Facility Lessee shall reimburse and indemnify the Owner Participant and hold the Owner Participant harmless if, as a result of:

         (a) any act or failure to act by the Facility Lessee or any Facility Lessee Person (other than (w) the execution or delivery of the Operative Documents, (x) any act or failure to act expressly required by the Operative Documents, (y) any Permitted Act or (z) any act or failure to act taken at the express written request of the Owner Participant or the Owner Lessor acting at the direction of the Owner Participant (other than during the continuance of a Lease Event of Default);



                           Conemaugh Tax Indemnity Agreement

         (b) the breach, inaccuracy or incorrectness of any of the Facility Lessee Tax Representations, or the breach of any of the representations or warranties Sections 3.1(a), (b), (c), (d), (f), (h), (i), (j), (o), (q), (s),
(z), and (aa) of the Participation Agreement or Sections 5.1 or 5.2 of the Facility Lease Agreement; by the Facility Lessee or any Facility Lessee Person.

         (c) any loss, damage, destruction, casualty, nonuse, replacement, substitution, repair, rebuilding, theft, taking, confiscation, requisition, seizure or condemnation of all or any portion of the Facility;

         (d) the receipt of any warranty, damage, refund, insurance, indemnity or similar payment that is not retained by the Owner Participant or the Owner Lessor;

         (e) the bankruptcy, insolvency or other proceeding for the relief of debtors of, or any foreclosure on or against, the Facility Lessee or any Facility Lessee Person or

         (f) any foreclosure or pursuit of remedies (whether by the Owner Participant or otherwise) resulting from a Lease Event of Default (with (a) through (f) being hereafter referred to as a "Facility Lessee Action");

such Owner Participant shall suffer a delay in claiming, shall not have the right to claim or shall not claim (in each case, only after receiving a written opinion, delivered to the Facility Lessee as soon as practicable and prior to the date on which the tax return is to be filed on which such claim will not be made, of independent tax counsel selected by the Owner Participant and reasonably acceptable to the Facility Lessee (setting forth in reasonable detail the facts and analysis upon which such opinion is based) to the effect that, as a result of a Tax Law Change, other than a Tax Law Change described in Section 6(e) below, or change in facts subsequent to the Closing Date, there is no Reasonable Basis to make such claim, or shall lose, suffer a disallowance of or be required to recapture all or any portion of the Assumed Deductions (a "Deduction Loss") subject, in each instance, to the exclusions set forth in
Section 6 below.

         Section 5.2 Indemnification for Inclusion Losses. The Facility Lessee shall reimburse and indemnify the Owner Participant and hold the Owner Participant harmless if, as a result of:



                        Conemaugh Tax Indemnity Agreement

                  (a) any repair, replacement, rebuilding or substitution of, or any alteration, modification, addition or improvement to, the Facility or any portion thereof;

                  (b) any loss, damage, destruction, casualty, nonuse, replacement, rebuilding, substitution, theft, taking, confiscation, requisition, seizure or condemnation of all or any portion of the Facility;

                  (c) the receipt of any warranty, damage, refund, insurance, indemnity or similar payment that is not retained by the Owner Participant or the Owner Lessor;

                  (d) the bankruptcy, insolvency or other proceeding for the relief of debtors of, or any foreclosure on or against, the Facility Lessee or any Facility Lessee Person;

                  (e) any foreclosure or pursuit of remedies (whether by the Owner Participant or otherwise) during the continuance of a Lease Event of Default;

                  (f) any act or omission of the Facility Lessee that is prohibited by the Operative Documents;

                  (g) a change, adjustment or modification of the allocation or payment schedules of Periodic Lease Rent in connection with a Lease Event of Default;

                  (h) payment by the Facility Lessee of Periodic Lease Rent or Termination Value prior to the date required under the Lease other than at the express written request of the Owner Participant or the Owner Lessor acting at the direction of the Owner Participant (other than a payment made at the request of the Owner Participant during the continuance of a Lease Event of Default);

                  (i) any refinancing of the Loans;

                  (j) any amendment, modification, supplement or waiver effected after the Closing Date of or to any Operative Document (A) that is made, initiated or requested by the Facility Lessee, unless the Owner Participant has consented in



                        Conemaugh Tax Indemnity Agreement
writing thereto, or (B) that is undertaken in connection with a Lease Event of Default;

                  (k) the breach, inaccuracy or incorrectness of any of the Facility Lessee Tax Representations, or the breach of any of the representations or warranties in Sections 3.1(a), (b), (c), (d), (f), (h), (i), (j), (o), (q),
(s), (z), and (aa) of the Participation Agreement or Sections 5.1 or 5.2 of the Facility Lease Agreement; by the Facility Lessee or any Facility Lessee Person; or

                  (l) the inclusion of any provision increasing the interest rate on the Lease Debt in the event that the Lease Debt or Certificates are not registered under the Securities Act of 1933 or otherwise (other than any overdue rate applicable to the Lease Debt in the event of an Indenture Event of Default);

such Owner Participant shall be required for federal income tax purposes to include in its gross income an amount not described under the Tax Assumptions (an "Inclusion Loss" and, together with the Deduction Loss, a "Tax Loss"), subject, in each instance, to exclusions set forth in Section 6 below.

         Section 5.3 Notice of Indemnified Tax Loss. In the event of an Indemnified Tax Loss, and if contested, following a Final Determination with respect to such Tax Loss, the Owner Participant shall give the Facility Lessee written notice thereof accompanied by a written statement (the "Statement") describing such Indemnified Tax Loss in reasonable detail, stating the amount the Owner Participant believes to be payable by the Facility Lessee on account thereof pursuant to the terms hereof and setting forth in reasonable detail the computation of such amount.

         Section 5.4 Computation of Tax Loss and Tax Indemnity. Any tax indemnity payable by the Facility Lessee or Tax Savings payable by the Owner Participant shall be computed based on the Tax Assumptions and shall be computed by assuming that at all times (A) the Owner Participant has sufficient federal, state and local taxable income to make full use of the tax benefits that are subject to the Tax Loss in the year in which all of such tax benefits were assumed to be available (and in future years with respect to tax benefits that result from the Tax Loss) and (B) the Owner Participant's combined marginal federal, state and local income tax rate is the Assumed Tax Rate (other than for purposes of calculating (i) payments necessary to make such payment on an After-Tax Basis and (ii) an amount or amounts in the case of an Inclusion Loss, in which case such calculation shall be made using the highest



                        Conemaugh Tax Indemnity Agreement
marginal U.S. federal, state and local income tax rates applicable to corporations generally for the relevant period or periods taking into account the deductibility of state and local taxes for U.S. federal income tax purposes). Notwithstanding the previous sentence, if, and only if, Periodic Lease Rent and Termination Value have been computed on the assumption that the Owner Participant will be entitled to state income tax benefits, will the amount of any income tax indemnification payable by the Facility Lessee to the Owner Participant, or as the case may be, any reverse tax indemnity payable by the Owner Participant to the Facility Lessee, reflect such state income tax benefits. Any reverse indemnity payment will not be in excess of the amount of the indemnity previously paid by the Facility Lessee (with any excess reverse indemnity amounts being available as an offset against future federal income tax indemnities otherwise payable by the Facility Lessee). Although the Owner Participant will covenant that it will file its income tax returns by accruing Periodic Rent in accordance with the Tax Assumptions, if the Owner Participant shall be required or permitted pursuant to a Final Determination to accrue Periodic Lease Rent at a rate less accelerated than that assumed in the Tax Assumptions and as a result the Facility Lessee suffers adverse tax consequences on an actual basis, the Facility Lessee shall be permitted to defer the equity portion of Periodic Lease Rent or Termination Value by such amounts and to such dates as shall preserve the Owner Participant's Expected Return (computed, for the avoidance of doubt, in accordance with the Tax Assumptions (but excluding that specified in Section 2(j)) and, to the extent consistent therewith, as shall compensate the Facility Lessee for such adverse tax consequences. In this regard, the Owner Participant agrees to use reasonable good faith efforts to file and diligently pursue a protective claim for refund with respect to any year as to which the IRS has challenged, pursuant to Section 446 or 467 of the Code, the rental deductions claimed by the Facility Lessee, if the Facility Lessee shall so request.

         Section 5.5 Method of Payment. Upon the occurrence of a Tax Loss that results in the Facility Lessee having a tax indemnity payment obligation to the Owner Participant, the Facility Lessee, at its election, will have the option to:

                  (a) pay, as Supplemental Lease Rent, during the remaining Basic Lease Term, such amounts as are necessary to preserve the Owner Participant's Expected Return;



                        Conemaugh Tax Indemnity Agreement

                 (b) pay the Owner Participant the indemnity amount determined under the Lump Sum Method on an After-Tax Basis necessary to preserve the Owner Participant's Expected Return; or

                 (c) reimburse the Owner Participant, on an After-Tax Basis, from time to time for such federal, state and local taxes that it is required to pay as a result of the Tax Loss, in which case, provided no Significant Lease Default or Lease Event of Default is continuing, the Owner Participant shall, on a grossed-up basis, pay the Facility Lessee a reverse indemnity as tax benefits attributable to the circumstances relating to the Indemnified Tax Loss are realized (but not in excess of the indemnity previously paid by the Facility Lessee). Any subsequent loss of any tax benefit taken into account in computing the Facility Lessee's indemnity, or paid to the Facility Lessee, shall be indemnifiable as a Tax Loss without regard to the exclusions set forth in
Section 6.

The Facility Lessee's ability to pay an indemnity pursuant to (a) and (c) above shall be conditioned, however, on there being no Lease Event of Default nor Significant Lease Default that has occurred and which is continuing, and on the senior unsecured obligations of the Facility Lessee being rated (x) investment grade by at least two (2) nationally recognized rating agencies at the times the indemnity is otherwise payable by the Facility Lessee if then rated by such agencies, or (y) if rated by only one (1) such rating agency, investment grade by the agency which is then rating the senior unsecured obligations of the Facility Lessee.

         Section 5.6 Time of Payment. Any amounts payable to the Owner Participant, other than those payable in accordance with Section 5.5(a) or
Section 5.5(c), shall be paid within the latest of:

                  (a) 23 days after the receipt by the Facility Lessee of the Statement (but in any event not later than three Business Days prior to the due date of such taxes);

                  (b) in the case of amounts not previously advanced and that are the subject of a contest in accordance with Section 7 of this agreement, 15 days after the date of a Final Determination thereof, and

                        Conemaugh Tax Indemnity Agreement

                 (c) in the case of any indemnity demand for which the Facility Lessee has requested review and determination pursuant to Section 5.8 below, 15 days after the completion of such review and determination.

         Section 5.7 Tax Savings.

                 (a) Tax Savings. If, as the result of a Tax Loss, with respect to which, (A) the Facility Lessee is required to pay a tax indemnity, and (B) the Facility Lessee has paid all amounts that have to date been payable, the Owner Participant shall realize any reduction in federal, state or local income taxes ("Tax Savings") that it would not have realized but for such Tax Loss or the event giving rise thereto, and that was not previously taken into account in computing the amount of the indemnity payable hereunder, then the Owner Participant shall pay (so long as no Significant Lease Default or Lease Event of Default is continuing) to the Facility Lessee an amount equal to such Tax Savings (as determined in accordance with Section 5.4) plus an amount equal to any additional Tax Savings to the Owner Participant by reason of the total amount of such payments, less any increase in Taxes to the Owner Participant as a result of such payment.

                 (b) Savings Associated with Increased Lease Debt Interest. In the event that the Owner Participant actually realizes a current federal, state or local income tax savings as a result of the event described in Section 5.2(1) above, the Facility Lessee may reduce any payment of Periodic Lease Rent; provided, however, that (i) each payment of Periodic Lease Rent, after such reduction, shall be sufficient to pay any scheduled payment of principal and interest with respect to the Lease Debt; (ii) such aggregate reduction shall not cause the Owner Participant to fail to realize the Owner Participant's Expected Return; and (iii) the aggregate amount of any such reduction shall be paid to the Owner Lessor as Periodic Lease Rent no later than the expiration of the Facility Lease.

         Section 5.8 Verification of Computations. Within 23 days after the Facility Lessee receives from the Owner Participant any calculation of the amount or amounts payable to either the Owner Participant or the Facility Lessee pursuant to this Section 5, if the Facility Lessee so requests in writing, such calculation shall be reviewed by a nationally recognized independent accounting firm, selected by the Owner Participant and reasonably acceptable to the Facility Lessee, to determine on a confidential basis the amount of any indemnity payment by the Facility Lessee to the Owner Participant, or the amount of any payment by the Owner Participant to the Facility Lessee


                        Conemaugh Tax Indemnity Agreement
pursuant to this Section 5. The Owner Participant and the Facility Lessee shall cooperate with such accounting firm and supply it with all information reasonably necessary for the accounting firm to conduct such review and determination, provided that such accounting firm shall agree in writing in a manner satisfactory to the Owner Participant, or the Facility Lessee, as the case may be, to maintain the confidentiality of such information, and provided further that neither the Owner Participant nor the Facility Lessee shall be required to disclose any of its tax returns or books that the Owner Participant, or the Facility Lessee, as the case may be, reasonably deems to be confidential in connection with such verification, and the parties hereto agree that the Owner Participant or the Facility Lessee, as the case may be, shall have sole control over the positions taken with respect to such party's tax returns and filings. The fees and disbursements of such accounting firm will be paid by the Facility Lessee; provided that such fees and disbursements will be paid by the Owner Participant if the accountants determine that the present value of the total payments as calculated by the Owner Participant is more than 105 percent of the present value of the correct payments (such present value in each case to be determined by the Discount Rate). In the event such accounting firm determines that such computations are incorrect, then such firm shall determine what it believes to be the correct computations. The computations of the accounting firm shall be final, binding and conclusive upon the Facility Lessee and the Owner Participant. The parties hereto agree that the independent public accounting firm's sole responsibility shall be to verify the computation of any payment pursuant to this Section 5 and that matters of interpretation of this Agreement or any other Operative Document are not within the scope of the independent accountant's responsibility. Such accounting firm shall be requested to make its determination within 30 days.

SECTION 6 EXCLUDED EVENTS

         Notwithstanding anything to the contrary in this Agreement, the Facility Lessee shall not be required to indemnify the Owner Participant with respect to a Tax Loss provided for herein to the extent that such Tax Loss results from the occurrence of any one or more of the following events:

                  (a) any voluntary sale, assignment, transfer or other voluntary disposition by the Owner Lessor, the Owner Participant or any Affiliate of the foregoing (each, a "Lessor Group Member"), or any involuntary sale, transfer or other disposition resulting from the bankruptcy of a Lessor Group Member or the foreclosure by a creditor of a Lessor Group Member, of (i) any interest in or arising


                        Conemaugh Tax Indemnity Agreement
under the Operative Documents, (ii) the Facility Interest or any interest therein or (iii) any interest in the Owner Participant, the Owner Lessor or any Affiliate of the foregoing, unless, in each case, such sale, transfer or other disposition is in connection with a Lease Event of Default that shall have occurred and be continuing, or unless, in the case of a sale, transfer or other disposition by the Owner Lessor or any Affiliate thereof, the Owner Lessor or Affiliate is not acting pursuant to the directions or with the express consent of the Owner Participant;

                  (b) an event that requires the Facility Lessee to pay Termination Value to the extent such payment is made, and to the extent the amount of such payment accurately reflects the timing of tax consequences arising from the event or occurrence giving rise to such payment;

                  (c) failure by the Owner Participant timely or properly to claim any Assumed Deduction or to exclude such income on its tax return, unless, in the written opinion of independent tax counsel (selected by the Owner Participant and reasonably acceptable to the Facility Lessee) setting forth in reasonable detail the facts and analysis upon which such opinion is based and a copy of which is delivered to the Facility Lessee as soon as practicable and prior to the date on which the tax return in which such Assumed Deduction or exclusion is not claimed, there is no Reasonable Basis as a result of a Tax Law Change or change in facts subsequent to the Closing Date (other than as a result of a Tax Law Change described in (e) below) to claim such Assumed Deduction or exclusion;

                  (d) other than as a result of a Facility Lessee Action, failure of the Owner Participant's basis in the Facility Interest to equal the Purchase Price;

                  (e) other than with respect to a modification, substitution, replacement or rebuilding of the Facility or any portion thereof, any Tax Law Change enacted, adopted, promulgated or decided after the Closing Date;

                  (f) the application of Section 59A, 168(d)(3), 168(d)(4)(C), 291 or 467 of the Code, except as a result of a Facility Lessee Action;

                  (g) the application of any rules relating to change in taxable year, short taxable years, a change in the location, business, tax or other status or tax year of the Owner Participant or the Owner Lessor to the extent of a resulting increase in



                        Conemaugh Tax Indemnity Agreement
the Facility Lessee's indemnity obligations unless attributable to a Facility Lessee Action;

                  (h) the failure of the Owner Participant to have sufficient income or tax liability to benefit from the Assumed Deductions or other tax benefits set forth in the Tax Assumptions, provided that this exclusion shall not affect indemnification to be calculated on the basis of an assumed rate of tax;

                  (i) the failure of the Facility Lease to be treated as a "true lease" or the Loans to be treated as true debt for federal income tax purposes, other than as a result of a Facility Lessee Action;

                  (j) the failure of the Owner Lessor to be treated as a disregarded entity or pass-through entity for federal, state or local tax purposes to the extent of a resulting increase in the Facility Lessee's indemnity obligations;

                  (k) the failure of the undivided Facility Interest to be treated as an undivided interest in the Facility other than as a result of a Facility Lessee Action;

                  (1) the fraud, gross negligence or willful misconduct of any Lessor Group Member, or the breach or inaccuracy of any representation by the Owner Participant or the Owner Lessor in any of the Operative Documents;

                  (m) any Lessor Group Member's being, or becoming, for federal income tax purposes, a charitable organization, a tax-exempt entity within the meaning of Section 168(h) of the Code, an agency or instrumentality of the United States, a state or political subdivision thereof or an international organization; or the special status of a Lessor Group Member which status causes such Lessor Group Member to be subject to the provisions of Section 55, 56, 57, 58, 59, 59A, 168(0(2), 291, 465, 469, 501, 542, 552, 593, 851, 856 or 1361 of
the Code to the extent of a resulting increase in the Facility Lessee's indemnity obligations;

                  (n) the failure by the appropriate Lessor Group Member to contest a tax claim in accordance with, and to the extent required by Section 7, to the extent that the Facility Lessee's ability to contest the claim is adversely affected as a result of such failure, unless attributable to a Facility Lessee Action;




                        Conemaugh Tax Indemnity Agreement

                  (o) the inclusion in income by the Owner Participant upon termination of the Facility Lease of amounts attributable to Improvements, modifications or additions to the Facility not financed by the Owner Participant and as to which title vests in the Owner Lessor or the Owner Participant;

                  (p) an amendment, supplement, modification or waiver of or to (each an "Amendment") any Operative Document to which any Lessor Group Member is a party and to which the Facility Lessee is not a party and which Amendment is not requested by the Facility Lessee in writing, other than an Amendment (A) that may be necessary or appropriate to, and is in conformity with, any Amendment of or to any Operative Document requested by the Facility Lessee in writing, (B) that is required by the terms of the Operative Documents or by Applicable Law, or (C) if, at the time of such Amendment, a Lease Event of Default shall have occurred and be continuing;

                  (q) penalties or additions to tax under Section 6662 or
Section 6663 of the Code or relating to estimated tax, in either case to the extent attributable to matters unrelated to the transaction contemplated in the Operative Documents;

                  (r) a determination that the Owner Participant is not holding the Facility Interest in the ordinary course of a trade or business or that the Owner Participant did not enter into the transactions contemplated by the Operative Documents "for profit" for purposes of the Code, other than as a result of a Facility Lessee Action;

                  (s) the failure of the Loans or any "Section 467 Loan" to constitute qualified nonrecourse financing within the meaning of Treasury Regulation Section 1.861-lOT, other than as a result of a Facility Lessee Action;

                  (t) any tax election by a Lessor Group Member that is inconsistent with the Tax Assumptions;

                  (u) the source of any income, losses or deductions being treated as outside the United States;

                  (v) the existence of, or any consequence of, a deferred rent payment structure or equity structure, provided that the Facility Lessee makes all


                        Conemaugh Tax Indemnity Agreement
payments when due and accrues all rental expense in accordance with the applicable rent accrual schedules;

                  (w) acts, omissions, or breaches by a Lessor Group Member that constitute the Operative Documents or of the representations, warranties or covenants of the Owner Lessor in the Operative Documents in Sections 3.2(a),
(b), (c), (d), (e), (f), and 7.1, 7.2, 7.4, 7.5 and 7.6 of the Participation
Agreement, or of the Owner Participant in Sections 3.4(a), (b), (c), (d), (e),
(f), (g), (h), (i), (k) and 8.1, 8.2, 8.3, 8.4 and 8.7 of the Participation
Agreement;

                  (x) the failure by the appropriate Lessor Group Member to file timely any tax return in accordance with the appropriate filing procedure, to the extent the Facility Lessee's indemnity obligation is increased as a result of such failure unless attributable to a Facility Lessee Action;

                  (y) a Tax Loss occurring after (and not simultaneously with)
(1) the expiration or earlier termination of the Basic Lease Term (other than in connection with a Lease Event of Default) or (2) the return of the Facility Interest to the Owner Lessor (other than in connection with a Lease Event of Default);

                  (z) the existence of, or the inclusion (or omission) of any provision in, any Operative Document, except for Section 3.5 of the Facility Lease;

                  (aa) a Tax Loss resulting from a transfer by the Owner Participant of its interest in the Owner Lessor, unless such transfer or disposition occurs pursuant to the exercise of remedies during the continuation of a Lease Event of Default; and

                  (bb) a Tax Loss or portion of any Tax Loss to the extent properly allocable under the Owners Agreements, Applicable Law, contract, contribution or indemnity or otherwise to an interest in the Facility or the Facility Site of the Equity Investor or any Affiliate thereof (other than in respect of a Facility Interest, including an undivided interest in the Facility
Site).

The loss of state income tax benefits alone shall not give rise to a tax indemnity obligation, but such loss shall be taken into account in calculating the amount of a tax indemnity payment pursuant to Section 5.4.




                        Conemaugh Tax lndemnity Agreement

SECTION 7 CONTESTS


                 If the Owner Participant receives written notice of a claim by the IRS which, if sustained, would result in a Tax Loss requiring the payment of an indemnity by the Facility Lessee in excess of $50,000 as to the Facility Interest, then the Owner Participant shall notify the Facility Lessee in writing of such claim within 20 days after receipt and, in the event that there are less than 20 days in which to respond to such claim, the Owner Participant agrees to request an extension of time to contest such claim so that the period remaining to initiate such contest is not less than 20 days from the date of the Owner Participant's notice to the Facility Lessee of such claim, and the Owner Participant agrees to take such action in contesting such claim as the Facility Lessee shall request from time to time, including, but not limited to, (i) all administrative appeals, proceedings, hearings and conferences with respect to the claim, (ii) seeking a judicial determination with respect to such claim and
(iii) the appeal of any adverse judicial determination with respect to such claim (but not to the U.S. Supreme Court), provided that:

                  (a) No Lease Event of Default shall have occurred and be continuing;

                  (b) the Owner Participant shall not have received prior to the time before which a response to such claim is due a written opinion, from independent tax counsel, selected by the Owner Participant and reasonably acceptable to the Facility Lessee, setting forth in reasonable detail the facts and analysis upon which such opinion is based (a copy of which is delivered to the Facility Lessee as soon as practicable after receipt), to the effect that, with respect to any initial contest, there is not a Reasonable Basis for such contest, (or it is not "more likely than not" in the case of an appeal of adverse judicial determination);

                  (c) the Facility Lessee shall have agreed to pay, on an After-Tax Basis, all reasonable costs and expenses incurred by the Owner Participant in connection with any contest, including, without limitation, all reasonable legal and other documented out-of-pocket expenses, and shall have provided the Owner Participant with adequate assurances for the payment thereof; and

                  (d) the Facility Lessee shall have acknowledged in writing its liability to indemnify the Owner Participant in respect of the claim if the contest is


                        Conemaugh Tax Indemnity Agreement
not successful; provided, however, that such acknowledgment of liability will not be binding if the contest is resolved on a clearly articulated basis which establishes that the Facility Lessee is not liable to the Owner Participant.

Subject to the foregoing, the Owner Participant may forego any and all administrative appeals, proceedings, hearings and conferences with the IRS in respect of any claim and may, at its sole option, contest the claim in any permissible forum selected by the Owner Participant, considering, however, in good faith such requests as the Facility Lessee and its counsel shall make concerning the prudent manner in which to contest such claim.

                  The Owner Participant may, at its sole option, either pay the tax claimed and sue for a refund or contest the claim in any permissible forum, considering in good faith, however, such requests as the Facility Lessee and its counsel shall make concerning the most appropriate forum in which to proceed and other related matters. If the Owner Participant chooses to pay the tax claimed and sue for a refund, the Facility Lessee shall advance to the Owner Participant, on an interest-free basis and with no additional net after-tax cost to the Owner Participant, sufficient funds to pay the tax and any interest, penalties and additions to tax payable with respect thereto (to the extent such amount is indemnified-against by the Facility Lessee). The Owner Participant shall not settle any claim without the Facility Lessee's consent; provided, that the Owner Participant shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if, (i) the Owner Participant shall waive its right to indemnity with respect to such adjustment and shall pay to the Facility Lessee any amount previously paid or advanced by the Facility Lessee with respect to such adjustment or the contest of such adjustment (other than amounts paid or advanced pursuant to the Facility Lessee's obligations to pay the costs of the contest), or (ii) the subject of such contest has previously been resolved in a Final Determination for a prior taxable year adversely to the Owner Participant, unless the Facility Lessee shall have provided the Owner Participant with an opinion of independent tax counsel, selected by the Facility Lessee and reasonably satisfactory to the Owner Participant, setting forth in reasonable detail the facts and analysis upon which such opinion is based (a copy of which is delivered to the Owner Participant), that as a result of a Tax Law Change or a change in fact, the prior Final Determination is no longer determinative of the issue.

                  The Owner Participant (i) shall not make payment of any claim for at least 30 days after giving written notice of such claim to the Facility Lessee if such


                        Conemaugh Tax Indemnity Agreement
forbearance is permitted by law and shall inform the Facility Lessee in reasonable detail of the nature and extent of and purported basis (to the extent of the Owner Participant's knowledge thereof) for such claim, (ii) shall use good faith efforts to consult with and consider in good faith the Facility Lessee's and its counsel's suggestions regarding the conduct of such contest (but the manner in which such contest is conducted shall be determined in all respects by the Owner Participant in its sole discretion) and shall keep the Facility Lessee reasonably informed as to the progress of such contest, and
(iii) shall provide the Facility Lessee and its counsel with copies of any correspondence (or excerpts thereof relating to the adjustment or the contest of such adjustment) or excerpts of other written material received by the Owner Participant in connection with the contest and shall provide to the Facility Lessee for comment within a reasonable period of time prior to submission written materials with respect to the claim submitted to the IRS, the courts or administrative tribunals or bodies involved with respect to the issues for which the Facility Lessee is liable for an indemnity hereunder (it being understood that the Facility Lessee shall not be permitted to review any portions of such documents or submissions that relate to issues unrelated to the transactions contemplated by the Operative Documents). The Facility Lessee and its counsel shall maintain confidentiality with respect to all such information.

                  If the Facility Lessee shall have requested the Owner Participant to contest such claim as above provided and shall have duly complied with all the terms of this Section 7, the Facility Lessee's liability for indemnification under Section 5 shall, at the Facility Lessee's election, be deferred until a Final Determination of the liability of the Owner Participant. At such time, the Facility Lessee shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and the Owner Participant shall become obligated to refund to the Facility Lessee any amount received as a refund by the Owner Participant or credited to the Owner Participant fairly attributable to advances by the Facility Lessee hereunder. Within fifteen (15) days following such Final Determination, any amounts due hereunder shall be paid first by set-off against each other and either (a) the Facility Lessee shall pay to the Owner Participant any excess of the full amount due hereunder over the amount of any advances previously made by the Facility Lessee and applied against the Facility Lessee's indemnity obligation as aforesaid or (b) the Owner Participant shall repay to the Facility Lessee any excess of such advances over such full amount due hereunder, together with any interest received by the Owner Participant that is properly attributable to such excess amount of such advances during the period such advances were outstanding, and, if the Facility


                        Conemaugh Tax Indemnity Agreement

Lessee shall have indemnified the Owner Participant with respect to the adverse tax consequences of any advances or payments hereunder, the amount of any tax savings resulting from any payment pursuant to this sentence.

SECTION 8 CERTAIN ADJUSTMENTS.

                  In the event of an Indemnified Tax Loss for which the Owner Participant has received indemnification hereunder, the Owner Participant shall recalculate Termination Values (upwards or downwards) using the methodology and assumptions (except to the extent such assumptions shall be varied to take into account the Tax Loss (and any prior or contemporaneous Tax Loss) that is the subject of such indemnification) used to calculate Termination Values on the Closing Date in order to (i) reflect such Indemnified Tax Loss and maintain the Owner Participant's Expected Return, and (ii) to the extent consistent with clause (i) hereof, at the option of the Facility Lessee, minimize (a) the average annual Periodic Lease Rent over the Fixed Lease Term for the Facility Lessee's GAAP accounting purposes and/or (b) minimize the net present value, discounted at the Discount Rate, compounded on a semi-annual basis to the Termination Date, of Periodic Lease Rent to the Facility Lessee. Promptly after such Indemnified Tax Loss occurs, the Owner Participant shall deliver to the Facility Lessee a description of the revised Tax Assumptions and shall prepare a schedule of revised Termination Values, with a description setting forth in reasonable detail the calculation thereof (not including such methodology and assumptions) and such adjustment shall, at the request of the Facility Lessee, be verified by a nationally recognized independent accounting firm in accordance with the procedures set forth in Section 5.8 hereof. All adjustments shall be in compliance with the tests of Section 4.02(5) and 4.07 of Rev. Proc. 75-28 and with one or more of any "safe harbors" from characterization of the Facility Lease as a "disqualified leaseback or long-term agreement" set forth in section 467 of the Code (or any proposed, temporary or final regulations thereunder applicable to the Facility Lease) or, if no "safe harbor" exists, made in a manner to avoid characterization of the Facility Lease as a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code.








                        Conemaugh Tax Indemnity Agreement

SECTION 9 MISCELLANEOUS.

         Section 9.1 Survival. Notwithstanding any other provision of any of the Operative Documents, the obligations, rights and liabilities of the Owner Participant and the Facility Lessee hereunder shall continue in full force and effect notwithstanding the expiration or other termination of any of the Operative Documents.

         Section 9.2 Late Payments. Except as otherwise provided in this Agreement, any amount payable to the Owner Lessor, the Owner Participant or the Facility Lessee under this Agreement not paid within 10 days from the date due and payable under this Agreement shall bear interest from the due date to the date paid at the Overdue Rate.

         Section 9.3 Notices. All notices, requests and other communications provided for herein shall be given in the manner, to the respective addresses and become effective as provided in Section 17.6 of the Participation Agreement except to the extent otherwise expressly provided herein.

         Section 9.4 Assignment by the Parties. The obligations and liabilities of the Facility Lessee and the Owner Participant arising under this Agreement are expressly made for the benefit of, and shall be enforceable by, the Owner Participant and the Facility Lessee and their successors, assigns and agents, provided, however, that (a) such successor or assign shall have specifically agreed in writing to be bound by the terms and conditions of this Agreement to perform the obligations imposed hereunder on the Owner Participant or the Facility Lessee, as the case may be, in accordance with the interest of such successor or assign in the Facility Interest, the Facility Lease and any Operative Documents, (b) the successor or assign shall not be entitled to indemnity payments or other rights or benefits greater than the payments, rights or benefits to which the Owner Participant or the Facility Lessee, as the case may be, would have been entitled if no transfer or assignment had occurred, and
(c) in applying the terms hereof to such successor or assign, the terms "Owner Participant" and "Facility Lessee" as used herein shall mean such respective successor or assign.

         Section 9.5 Set Off, Counterclaim, Etc. Except as explicitly provided herein, no payment required to be made by any party pursuant to this Agreement shall be subject to any right of set off, counterclaim, defense, abatement, suspension, deferment or reduction, and, except in accordance with the express terms hereof, no party shall have any right to be released, relieved, or discharged from any obligation


                        Conemaugh Tax Indemnity Agreement
or liability under this Agreement for any reason whatsoever. Nothing contained herein shall be construed to waive any claim which the Facility Lessee or the Owner Lessor might have under any of the Operative Documents (including this Agreement and including, without limitation, claims or defenses that indemnities or other payments demanded from or paid by the Facility Lessee or the party are or were erroneous) or otherwise, or to limit the right of the Facility Lessee or the party to make any claim it might have against the Owner Participant or the Facility Lessee or any other Person or to pursue such claim in such manner as the Facility Lessee or the Owner Participant shall deem appropriate, or to require the Facility Lessee or the Owner Participant to pay the same obligation more than once.

         Section 9.6 Method of Payment. All payments to be made to the Owner Participant by the Facility Lessee pursuant to this Agreement shall be made by wire transfer in immediately available funds to such bank account of the Owner Participant as the Owner Participant from time to time shall have directed to the Facility Lessee, such direction to be given in writing at least 5 Business Days prior to the due date thereof. All payments to be made to the Facility Lessee by the Owner Participant pursuant to this Agreement shall be made by wire transfer of immediately available funds to such bank account as the Facility Lessee from time to time shall have directed to the Owner Participant, such direction to be given in writing at least 5 Business Days prior to the due date thereof.

         Section 9.7 Severability. If any provision hereof shall be invalid, illegal or unenforceable under Applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

         Section 9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF EXCEPT NEW YORK GENERAL OBLIGATIONS LAW
SECTION 5-1401.

         Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.




                        Conemaugh Tax Indemnity Agreement

         Section 9.10 Confidentiality. Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under the Operative Documents, no party hereto will itself use or intentionally disclose or permit its agents to disclose, directly or indirectly, any information obtained from any of the parties hereto or in connection herewith or any portion of any Operative Document not available for public inspection, and will use all reasonable efforts to have all such information kept confidential; provided, that (a) each party may use, retain and disclose any such information to (i) its counsel and public accountants, any Indemnitee and any of its potential transferees if the party in question agrees to keep such information confidential to the extent provided herein and (ii) any governmental agency or instrumentality or other supervisory body requesting such disclosure, (b) each party may use, retain and disclose any such information which has been publicly disclosed (other than by such party or any affiliate thereof in breach of this section 9.11) or has rightfully come into the possession of such party or any affiliate thereof (other than from another party hereto) and (c) to the extent that such party or any Affiliate thereof may have received a subpoena or other written demand under color of legal right for such information, such party or Affiliate may disclose such information, but such party shall first, as soon as practicable upon receipt of such demand, furnish a copy thereof to the party such information relates to, as the case may be, and take advantage of the maximum time allowed under such demand or any extension thereof obtained by such party.

         Section 9.11 Non-Parties. The Facility Lessee may require as a precondition to the making of any indemnity payment hereunder calculated by reference to a Person other than the Owner Participant, that the Owner Participant shall deliver to the Facility Lessee an agreement in writing signed by such Person, in a form reasonably acceptable to the Facility Lessee, in which such Person agrees to be bound by the terms of this Agreement.












                        Conemaugh Tax Indemnity Agreement

                  IN WITNESS WHEREOF, the Owner Participant and the Facility Lessee have caused this Tax Indemnity Agreement to be duly executed as of the day and year first above written.

                                     PSEG CONEMAUGH GENERATION, LLC


                                     By
                                     Name:
                                     Title:


                                     RELIANT ENERGY MID-ATLANTIC
                                      POWER HOLDINGS, LLC,


                                     By
                                     Name:
                                     Title:







                       Conemaugh Tax Indemnity Agreement

                                   APPENDIX A



1. PURCHASE PRICE                   $300,000,000
                                                                                Percentage of
                                                                                Purchase Price
2. COST RECOVERY DEDUCTIONS:              Property Type & Deduction             --------------
                                    --------------------------------------
                                    20-year, 150 percent Declining Balance           99.78%
                                    Switching to Straight Line

                                    15-year, 150 percent Declining Balance            .010%
                                    Switching to Straight Line

                                    39-year, Straight Line                            0.21%

                                    In case of the 20-year and 15-year deductions, utilizing
                                    the half-year convention. In the case of the 39-year
                                    deductions, utilizing the mid-month convention.

3.  FEDERAL TAX RATE:               35%


4.  STATE TAX RATE:                 2.5% as reflected in the Schedules of Periodic Rent, Lease
                                    Debt Amortization, Termination Values and the Pricing
                                    Assumptions.



















                        Conemaugh Tax Indemnity Agreement

                                    EXHIBIT I

       FACTUAL INFORMATION OR FORWARD LOOKING INFORMATION FOR PURPOSES OF
                   SECTION 4(b) OF THE TAX INDEMNITY AGREEMENT

         Factual information or projections and other forward looking information, as the case may be, provided by or on behalf of the Facility Lessee or its Affiliates to the Appraiser in connection with the Closing Appraisal:

1. Electronic mail dated May 4, 2000 to Deloitte & Touche containing an excel spreadsheet "key-con shaw D&T cost flow 050400.xls". The data included general and administration expense to be used for years 2000 through 2044 for Keystone and Conemaugh and 2000 through 2034 for Shawville.

2. Electronic mail dated August 2, 2000 to Deloitte & Touche containing an excel spreadsheet, "o&mcapex d&t rev 4b no controls.xls". The data included Keystone, Conemaugh and Shawville operations and maintenance expenses and capital expenditures, both excluding costs for adding environmental control equipment, beginning year 2000 through 2044 for Keystone and Conemaugh and 2034 for Shawville.

3. Electronic mail dated August 2, 2000 to Deloitte & Touche containing excel spreadsheets, "reliantnox D&T O73000.xls" and "reliantso2 D&T O73000.xls". The data provided Keystone, Conemaugh and Shawville tons of projected NO2 and SO2 emissions and capacity factors for each unit at each Facility, for the years 2000 through 2029. The emissions reflected the addition of environmental control equipment.

4. Electronic mail dated August 2, 2000 to Deloitte & Touche containing an excel spreadsheet, "o&mcapex d&t rev4a shawville adj cashflow.xls". The data included Keystone, Conemaugh and Shawville operations and maintenance expenses and capital expenditures, both including costs for adding environmental control equipment, beginning year 2000 through 2044 for Keystone and Conemaugh and 2034 for Shawville.

5. Electronic mail dated July 19, 2000 to Deloitte & Touche containing an excel spreadsheet, "netbook.xls", with updated net book values for plants.

6. Inter-Office Memo dated July 31, 2000 detailing Keystone Unit #1 HP turbine Failure.


                        Conemaugh Tax Indemnity Agreement

7. Factual information, projections or forward looking information provided to Stone & Webster Management Consultants, Inc., including without limitation, the useful life table on page 4-20 of "Independent Technical Review For Financing Reliant Energy Mid-Atlantic Power Holdings LLC", the independent engineering report for Keystone, Conemaugh and Shawville Facilities, dated May 5, 2000, which information was identified in section 4.2 Remaining Life, pages 4-18 through 4-21 and pages 6-1 though 6-6 of such document.

8.       Reliant Energy, Inc. SEC Form 10-K for the fiscal year ended December
         31, 1999.

9. Reliant Energy, Inc. SEC Form l0-Q for the quarterly period ended June 30, 2000.

10.      Reliant Energy, Inc. SEC Form 8-K Dated July 27, 2000.

11.      Reliant Energy, Inc. 1999 Annual Report to Stockholders.






                       Conemaugh Tax Indemnity Agreement